UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 24, 2009

CHINA BAK BATTERY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 8977-0093
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b, c) On February 24, 2009, Mr. Kenneth G. Broom was appointed as the Chief Operating Officer of China BAK Battery, Inc. (the “Company”).  Mr. Broom, age 53, has been serving as the Company’s Vice President of International OEM Business since October 1, 2007, and will continue to serve in this position in addition to his position as Chief Operating Officer.  From January 2007 to September 2007, he worked as Executive Vice President for BAK Battery Canada Ltd., an indirectly wholly-owned subsidiary of the Company. Prior to joining the Company, Mr. Broom served as executive vice president of E-One Moli Energy (Canada) Limited (“E-One”), the only high-volume manufacturer of cylindrical lithium-ion rechargeable cells in North America, from 2003 to 2007. He was also General Manager of Operations of E-One from 1992 to 2003. He is a member of the Association of Professional Engineers and Geoscientists of B.C. Mr. Broom received a bachelor’s degree in chemical engineering from the University of Waterloo.

There are no arrangements or understandings between Mr. Broom and any other persons pursuant to which he was selected as Chief Operating Officer.  There have been and are no transactions, relationships or arrangements in which Mr. Broom has or had an interest requiring disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Broom and any other director or executive officer of the Company. No material plan, contract or arrangement, or material amendment thereto, was entered into in connection with this appointment. No grant or award or modification thereto occurred under any plan, contract or arrangement in connection with this appointment.

Also on February 24, 2009, in connection with the appointment of Mr. Broom, Dr. Huanyu Mao resigned as the Chief Operating Officer of the Company. Dr. Mao will continue to serve as the Company’s Chief Technical Officer and Director. Dr. Mao’s resignation is not in connection with any disagreement with the Company on any matter.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: March 2, 2009	By:	/s/ Tony Shen
Tony Shen
Chief Financial Officer